Exhibit 10.3

    Opinion and Consent of Counsel covering shares of the Phoenix Endowment
       Equity Portfolio and the Phoenix Endowment Fixed-Income Portfolio

                                                     Patricia O'Leary McLaughlin


[letter head]

[logo] Phoenix Home Life


                                                         March 30, 1993

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

                  Re:      Phoenix Multi-Portfolio Fund
                           Post-Effective Amendment No. 8 to
                           Registration Statement No. 33-19423

Dear Sirs:

         As counsel to Phoenix Investment Counsel, Inc., I have participated in the development of and am familiar with the Phoenix Multi-Portfolio Fund, an open-end, diversified management investment company whose shares are the subject of the above-captioned Registration Statement on Form N-1A. Post-effective amendment No. 8 to this Registration Statement adds the two new portfolios of the Fund referred to below.

         In connection with this opinion, I have reviewed relevant materials including the Registration Statement, the Declaration of Trust, and the proceedings of the Board of Trustees.

         Based upon this review, I am of the opinion that the shares of all Portfolios of the Phoenix Multi-Portfolio Fund have been validly and duly issued, fully paid and non-assessable. Furthermore, I am of the opinion that, after effectiveness of the post-effective amendment and the registration or qualification in the appropriate states, the shares of the Phoenix Endowment Equity Portfolio and the Phoenix Endowment Fixed-Income Portfolio, when issued, will have been validly and duly issued, fully paid and non-assessable.
         I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.

                                         Very truly yours,
                                         /s/ Patricia O. McLaughlin
                                         Patricia O. McLaughlin

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